Exhibit 10.2

May 7, 2026

Mr. Andrew Hider

At the address on file with Baxter International Inc. (the “Company”)

Dear Andrew,

Consistent with the action taken by the independent directors of the Company’s Board of Directors on May 5, 2026 and in connection with the approval of the Company’s Executive Severance and Change in Control Plan (the “Amended Severance and CIC Plan”), this letter agreement is intended to memorialize the amended terms of your offer letter dated July 7, 2025 (the “Original Offer Letter” as amended by the terms hereof, the “Amended Offer Letter”), with such amendment effective as of May 5, 2026. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Original Offer Letter.

Under the Amended Offer Letter, the lump-cash amount that would be payable to you with respect to the monthly employer cost of applicable group medical, dental or vision coverage in the event your employment is terminated outside the context of the CIC Agreement (a) by the Company other than for Cause (as defined in the Amended Severance and CIC Plan) or (b) by you for Good Reason, shall be calculated using a multiplier of 24 (instead of 18 as set forth in the Original Offer Letter) .

All other terms of the Original Offer Letter remain unchanged.

Sincerely,

/s/ Cynthia Carlisle
Cynthia Carlisle
EVP, Chief Human Resources Officer

Acknowledged and Agreed to:

/s/ Andrew Hider
Andrew Hider